EXHIBIT 107

Calculation of Filing Fee Tables
FORM S-1 (Form Type)
INFINITE GROUP, INC. (Exact Name of Registrant as Specified in its Charter)

	Security Type	Security Class Title(1)	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees Previously Paid	Equity	Common Units each consisting of one share of Common Stock, par value $0.001 per share, and two Redeemable Warrants each to purchase one share of Common Stock (3)	-	-	$17,250,000.00	-	$1,599.08
N/A	Equity	Common Stock included as part of the Common Units (4)	-	-	-	-	-
N/A	Equity	Redeemable Warrants each to purchase one share of Common Stock included as part of the Common Units (4)	-	-	-	-	-
Fees Previously Paid	Equity	Pre-funded Units consisting of one Pre-funded Warrant to purchase one share of Common Stock and two Redeemable Warrants each to purchase one share of Common Stock (3)(5)	-	-	-	-	-
N/A	Equity	Pre-funded Warrants each to purchase one share of Common Stock included as part of the Pre-funded Units(4)	-	-	-	-	-
N/A	Equity	Redeemable Warrants each to purchase one share of Common Stock included as part of the Pre-funded Units (4)	-	-	-	-	-
Fees Previously Paid	Equity	Shares of Common Stock issuable upon exercise of the Redeemable Warrants (6)(7)	-	-	$34,500,000.00	-	$3,198.15
Fees Previously Paid	Equity	Shares of Common Stock issuable upon exercise of the Pre-funded Warrants (5)(7)	-	-	-	-	-
N/A	Equity	Underwriter’s Warrants each to purchase one share of Common Stock (7)	-	-	-	-	-
Fees Previously Paid	Equity	Shares of Common Stock issuable upon exercise of Underwriter’s Warrants (8)	-	-	750,000.00	-	$69.53
	Total Offering Amounts				$52,500,000.00		$4,866.75
	Total Fees Previously Paid						$3,267.69
	Net Fee Due						$1,599.06

1.

In the event of a stock split, stock dividend, or similar transaction involving our Common Stock, the number of shares registered shall automatically be increased to cover the additional shares of Common Stock issuable pursuant to Rule 416 under the Securities Act.

2.	Calculated pursuant to Rule 457(o) on the basis of the maximum aggregate offering price of all of the securities to be registered.

3.	Includes Common Stock, Pre-funded Warrants and/or Redeemable Warrants that may be issued upon exercise of a 45-day option granted to the underwriter to cover over-allotments, if any.

4.	No additional registration fee is payable pursuant to Rule 457(g) under the Securities Act.

5.

The proposed maximum aggregate offering price of Common Units proposed to be sold in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any Pre-funded Units offered and sold in the offering, and the proposed maximum aggregate offering price of the Pre-funded Units to be sold in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any Common Units sold in the offering. Accordingly, the proposed maximum aggregate offering price of the Common Units and Pre-funded Units (including the shares of Common Stock issuable upon exercise of the Pre-funded Warrants included in the Pre-funded Units), if any, is $17,250,000.

6.

There will be issued two Redeemable Warrants, each to purchase one share of Common Stock, for every one share of Common Stock or Pre-funded Warrant offered. The Redeemable Warrants are exercisable at a per share price of 100% of the Common Unit public offering price.

7.

Includes shares of Common Stock which may be issued upon exercise of additional warrants which may be issued upon exercise of 45-day option granted to the representative of the underwriters to cover over-allotments, if any.

8.

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act. The warrants are exercisable at a per share exercise price equal to 125% of the public offering price. As estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act, the proposed maximum aggregate offering price of the shares of Common Stock issuable upon exercise of the Representative’s Warrants is $750,000, which is equal to 125% of $600,000 (4% of $15,000,000).